December 3, 1999

Securities and Exchange Commission
Washington, DC  20549

Re:	Vertex Industries, Inc.

Gentlemen:

We were previously the independent accountants for Vertex Industries, Inc., and on September 16, 1999, we reported on the financial statements of Vertex Industries, Inc. as of and for the years ended July 31, 1998 and 1999. On November 30, 1999, we were dismissed as independent accountants of Vertex Industries, Inc.

We have read Vertex Industries, Inc.'s statements included under
Item 4 of its Form 8-K dated December 3, 1999, and we agree with such statements.

Very truly yours,


/s/Sax Macy From & Co., PC
SAX MACY FROMM & CO., PC

/lr